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                             Supplemental Agreement
                Amendment No. 3 to Securities Purchase Agreement

Supplemental Agreement dated and effective as of November 1, 2001, among China Development Industrial Bank Inc. (the "Seller"), the investors signatory hereto (individually, a "Purchaser" and, collectively, the "Purchasers"), and Baker & McKenzie (the Seller, Purchasers and Baker & McKenzie are, collectively, the "Parties").

Whereas pursuant to the Securities Purchase Agreement among the Parties dated September 7, 2001 (the "Purchase Agreement"), and Supplemental Agreement, Amendment No. 1 to Securities Purchase Agreement, dated September 27, 2001 ("Amendment No. 1"), and Supplemental Agreement, Amendment No. 2 to Securities Purchase Agreement, dated October 4, 2001 ("Amendment No. 2"), the Seller agreed to sell to the Purchasers and the Purchasers severally agreed to purchase from the Seller the Shares (as defined in the Purchase Agreement), subject to the terms of the Agreement. The Purchase Agreement, as amended by Amendment No. 1 and Amendment No. 2 is hereinafter, the "Agreement."

Whereas the Parties now desire to amend certain provisions of the Agreement.

Now, Therefore, in consideration of mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Capitalized terms not defined herein shall have their meanings set forth in the Agreement.

1. Unless otherwise expressly amended herein, terms, conditions and provisions of the Agreement shall remain in full force and effect.

1.       The definition of "Second Tranche Per Share Purchase Price" in Section
         1.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         "Second Tranche Per Share Purchase Price" means the lower of (a) 91% of the average Closing Prices during the seventeen Trading Days following (but not including) the Second Tranche Closing Date and (b) 95% of the Closing Price of the seventeenth Trading Day following (but not including) the Second Tranche Closing Date."

1. Section 2.3(b) of the Agreement shall be deleted in its entirety and replaced with the following:

                  "(b) Not later than 5:30 p.m. (New York time) on November 2, 2001, each Purchaser shall deliver a written notice ("Second Tranche Purchase Notice") via facsimile to the Seller specifying the number of Shares to be purchased by such Purchaser on the Second Tranche Settlement Date (as defined below), which notice (1) will specify a minimum number of Shares equal to the product of (x) 650,000 multiplied by (y) such Purchaser's First Tranche Percentage and (2) may not specify a number of Shares greater than the product of (x) 1,000,000 multiplied by (y) such Purchaser's First Tranche Percentage. The Shares indicated on all Second Tranche Purchase Notices are referred to as the "Second Tranche Shares".

1. Section 2.3(d) of the Agreement, as amended, shall be deleted in its entirety and any reference thereto in the Agreement shall be disregarded.

1. Sections 2.4(a) and (b) of the Purchase Agreement shall be deleted in their entirety and replaced with the following:





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                  "(a) On the Third Tranche Closing Date, each Purchaser shall deposit with the Money Escrow Agent for future return or disbursement in accordance with this Section 2.4, an aggregate amount in United States dollars equal to the product of 50% of (x) the product of (1) the sum of (A) 500,000 and (B) the lesser of (i) 100,000 and (ii) the difference between 1,000,000 and the number of Second Tranche Shares purchased by such Purchaser pursuant to Section 2.3(b), multiplied by
         (2) such Purchaser's First Tranche Percentage multiplied by (y) the Closing Price on the Trading Day immediately preceding the Third Tranche Closing Date.

                  (b) Not later than the 17th Trading Day immediately following (but not including) the Third Tranche Closing Date, each Purchaser shall deliver a written notice ("Third Tranche Purchase Notice") via facsimile to the Seller specifying the number of Shares to be purchased by such Purchaser on the Third Tranche Settlement Date (as defined below), which notice: (1) will specify a minimum number of Shares equal to the sum of (x) 500,000 multiplied by such Purchaser's First Tranche Percentage and (y) the lesser of (i) 100,000 multiplied by such Purchaser's First Tranche Percentage and (ii) the difference between
         (A)1,000,000 multiplied by such Purchaser's First Tranche Percentage and (B) the number of Second Tranche Shares purchased by such Purchaser pursuant to Section 2.3(b) hereof and (2) may not specify a number of Shares greater than the sum of (x) the aggregate amount of Shares which can be purchased pursuant to the immediately preceding Subsection 2.4(b)(1) and (y) 1,000,000 less the sum of (i) the number of Second Tranche Shares purchased by such Purchaser pursuant to Section 2.3(b) and (ii) 100,000. The Shares indicated on all Third Tranche Purchase Notices or the notices delivered by the Purchasers under Section 2.4(d), as applicable, are collectively referred to as the "Third Tranche Shares"."

1. The introductory paragraph of Section 2.4(d) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         "If the average of the Closing Prices during the seventeen Trading Days immediately following (but not including) the Third Tranche Closing Date (the "Third Tranche Pricing Period") is greater than the Ceiling Price or less than the Floor Price, then each Purchaser shall have the right (but not the obligation) to purchase up to a number of Third Tranche Shares equal to the product of (1) the maximum number of Third Tranche Shares which such Purchaser may purchase pursuant to Section 2.4(b) multiplied by (2) such Purchaser's First Tranche Percentage at a purchase price per Share equal to the Third Tranche Per Share Purchase Price. To exercise this right, a Purchaser will deliver to the Seller, via facsimile no later than the first Trading Day after the Third Tranche Pricing Period, a notice specifying the number of Third Tranche Shares to be purchased by such Purchaser under this Section 2.4(d)."


                                     * * * *




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IN WITNESS WHEREOF, the Parties hereto have caused this Supplemental Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


CHINA DEVELOPMENT INDUSTRIAL BANK INC.


By: /s/ Chin Lin
    ----------------------------------
    Chin Lin
    Senior Executive Vice President


PINE RIDGE FINANCIAL, INC.


By: /s/ Kenneth L. Henderson
    ----------------------------------
    Kenneth L. Henderson
    Attorney-in-Fact


VERTICAL VENTURES LLC


By: /s/ Josh Silverman
    ----------------------------------
    Josh Silverman
    Manager


BAKER & MCKENZIE


By: /s/ Kevin Liao
    ----------------------------------
    Name: Kevin Liao
    Title: Associate Partner





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